Exhibit 99.1

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the Schedule 13G with respect to the shares of common stock, $0.00001 par value per share, of Pluristem Therapeutics Inc., dated as of January 26, 2022, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: January 26, 2022	Regals Capital Management LP
By: Regals Capital Holdings LLC, its general partner

/s/ David M. Slager
Name: David M. Slager
Title: Managing Member

Dated: January 26, 2022	Regals Fund LP
By: Regals Fund GP LLC, its general partner

/s/ David M. Slager
Name: David M. Slager
Title: Managing Member

Dated: January 26, 2022	David M. Slager

/s/ David M. Slager
Name: David M. Slager